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                                                                   EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-80609 and 333-111227 of The Men's Wearhouse, Inc. on Form S-3 and Registration Statement Nos. 33-48108, 33-48109, 33-48110, 33-61792, 333-21109,
333-21121, 33-74692, 333-53623, 333-80033, 333-72549, 333-90304, 333-90306 and
333-90308 of The Men's Wearhouse, Inc. on Form S-8 of our report dated April 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, for the year ended February 1, 2003) appearing in this Annual Report on Form 10-K of The Men's Wearhouse, Inc. for the year ended January 31, 2004.


/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 13, 2004